EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-139864 on Form S-3 of our report dated March 31, 2006 (January 3, 2007 as to Note 6)(which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting principle), relating to the consolidated financial statements of America First Tax Exempt Investors, L.P. and subsidiaries, appearing in the Current Report on Form 8-K of America First Tax Exempt Investors, L.P. dated January 9, 2007 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/DELOITTE & TOUCHE LLP
Omaha, Nebraska
January 24, 2007